Exhibit 23.3
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
     We consent to the references to Ryder Scott Company, L.P. and the reports prepared by Ryder Scott Company, L.P. in the Current Report on Form S-3, dated November 4, 2009, of Harvest Natural Resources, Inc.
Ryder Scott Company, L.P.
Denver, Colorado
November 4, 2009